TRANSITION AGREEMENT
It is hereby agreed by and between Donald Muir, hereinafter referred to as "Employee,” and Lionbridge Technologies, Inc. (hereinafter referred to as the "Company” or “Lionbridge"), on November 6, 2015 (the “Effective Date”) for good and sufficient consideration more fully described below, that:

1.
Employment Status.     Employee's employment status with Lionbridge shall terminate on January 15, 2016 (the "Termination Date”). As of the Termination Date, Employee's salary will cease and any entitlement he has under any Company-provided benefit programs (including, but not limited to, participation in or eligibility for Lionbridge’s Management Incentive Plan for 2015 or 2016 performance and the Change of Control Policy and Change of Control Agreement between Employee and Lionbridge) will terminate, except as required by federal or state law or otherwise described below. In addition, Employee resigns from all director, officer and management positions held by him in Lionbridge or any of its affiliates or subsidiaries, and agrees to execute on request and prior to the Termination Date letters of resignation and any other documentation necessary to effect such resignation.

2.	Consideration.

a.
Payment. In consideration of Employee’s promises and undertakings set forth in this Agreement, and contingent on Employee’s performance of all his obligations to or in favor of Lionbridge having arisen or arising in the future under this Agreement and that certain Business Protection Agreement entered into by and between Lionbridge and Employee and effective as of September 10, 2007 (the “Business Protection Agreement”); Lionbridge shall pay to Employee (i) over a period of twelve (12) months after the Termination Date at regular intervals in accordance with Lionbridge’s payroll practices then in effect, less legally required withholdings and deductions, $360,000, plus (ii) over a two year period, upon Employee’s proper and timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, an amount equal to the premiums for continuing health coverage for less the amount Employee (and any of her qualified dependents covered as of the Effective Date) would have contributed to receive such benefits if he had remained an employee of Lionbridge, as determined by Lionbridge in its reasonable discretion and subject to applicable changes in rates under the Corporation’s health plans. The Termination Date will be treated as a qualifying event under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), and Employee will receive COBRA information under separate cover. If Employee dies before receiving the entire severance payment stated herein, the balance will be paid to his spouse, but if she is not alive at the time, the remaining payments will be paid to his estate.

b.
Equity and MIP. Employee acknowledges and agrees that (a) any stock options that have not vested as of the Termination Date will expire and be forfeited as of the Termination Date; (b) any shares of restricted stock that have not vested as of the Termination Date described below will expire and be forfeited as of the Termination Date, and (c) any long-term incentive awards that have not vested as of the Termination Date will expire and be forfeited as of the Termination Date (including for the avoidance of doubt, all shares granted under long-term incentive awards granted on January 13, 2014 and February 4, 2015). Lionbridge’s agreement to provide for a Termination Date that is a period of time following the Effective Date is additional consideration and is intended to allow for the vesting of equity through and including the Termination Date. Notwithstanding the foregoing, Employee will be entitled to receive an award under the terms and conditions of the Company’s 2015 MIP as and when approved by the Nominating and Compensation Committee of the Board of Directors, including an MBO payout at 57%, but will not participate in the Company’s 2016 MIP. Stock options that have vested but have not been exercised as of the Termination Date will continue to be exercisable for a period of 60 days from Termination Date in accordance with the applicable Stock Incentive Plan and award agreement.

c.
Full Payment. Apart from the payments and obligations set forth in this section 2, Lionbridge shall have no additional or continuing liability to Muir for any compensation, bonuses, equity, or benefits of employment.

d.
Company Files, Documents and Other Property. As soon as possible, but no later than three (3) business days following the Termination Date, Employee will return to Lionbridge all Company computers, files, reports, books, data and other documents, and any keys, credit cards or other items or equipment that he might have in his or her possession or under her control that are the property of Lionbridge, except as Lionbridge may otherwise agree. Employee agrees not to use any of the foregoing Company materials at any time, for any purpose.

3.	Release.

a.
In exchange for the compensation described in paragraph 2 herein, and other good and valuable consideration, receipt of which is hereby acknowledged, Employee hereby agrees that he, his representatives, agents, estate, predecessors, successors and assigns, release and forever discharge Lionbridge and/or its successors, assigns, directors, shareholders, officers, employees and/or agents, both individually and in their official capacities with Lionbridge (the “Lionbridge Released Parties”), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, which arise out of Employee’s employment with or termination of employment from Lionbridge (the “Claims”). This release is intended by Employee to be all encompassing and to act as a full and total release of any Claims that Employee may have or has had against the Lionbridge Released Parties, including, but not limited to, any federal, state or municipal law or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of age, race, color, religion, creed, sex, sexual orientation, national origin, handicap status, marital status or status as a disabled or Vietnam era veteran; any contract, whether oral or written, express or implied; or common law.

i.
Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the Americans With Disabilities Act and any similar and applicable Massachusetts or other state or local statute or regulation, all of the foregoing as amended.

ii.
Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Lilly Ledbetter Fair Pay Act of 2009, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, COBRA, and any similar and applicable Massachusetts or other state or local statute or regulation.

iii.
Claims under any local, state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

iv.
Claims (a) arising or resulting from or connected in any way to the negotiation and execution of this Agreement (including without limitation for fraudulent inducement); (b) arising or resulting from or connected in any way to the operation or management of Lionbridge; (c) for any salary, bonus, incentive, reimbursement of expenses or other payment or compensation in connection with the employment relationship, except for the severance payment set forth in Section 2 above; or (d) based on any other act, conduct or omission of Lionbridge up to the execution of this Agreement.

b.
Employee agrees not only to release and discharge the Lionbridge Released Parties from any and all Claims as stated above that Employee could make on his own behalf or on behalf of others, but also those Claims which might be made by any other person or organization on behalf of Employee, and Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which a claim or claims against the Lionbridge Released Parties are made involving any matters which arise out of Employee’s employment with or termination from Lionbridge. Nothing in this Agreement is to be construed as an admission by the Lionbridge Released Parties of any liability or unlawful conduct whatsoever.

c.
This release does not include any claim under the workers compensation or unemployment compensation statutes. Also, this Agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any other federal, state or local agency, to enforce the laws within their jurisdiction. This means that by signing this Agreement Employee may still exercise his or her protected right to (i) file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, the NLRB, or any other federal, state or local government entity and (ii) exercise Employee’s rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees. Notwithstanding the foregoing, Employee agrees that (x) if Employee files a charge with the EEOC, the NLRB, or any other federal, state or local government entity or (y) if one of the foregoing agencies commences an investigation or other legal action on Employee’s behalf, Employee specifically waive and release his or her right to recover, if any, individual monetary damages or other individual benefits or remedies of any sort whatsoever arising from the charge you filed or from the governmental action

d.
Employee acknowledges the payments and benefits set forth in this Agreement, together with payments and benefits previously provided to Employee by Lionbridge, are the only payments and benefits he will receive in connection with her employment or its termination, other than unemployment benefits which he may apply for after January 31, 2016. The Company neither guarantees nor warranties that Employee’s application for unemployment compensation benefits will be granted by the Department of Unemployment Assistance.

4.	Waiver of Rights and Claims Under the Age Discrimination and Employment Act and the Older Workers Benefit Protection Act.

a.
Employee has been informed that since he is 40 years of age or older, he has or might have specific rights and/or claims under the Age Discrimination and Employment Act and/or the Older Workers Benefit Protection Act. In consideration for the compensation described in paragraph 2 herein, Employee specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed.

b.	Employee was advised by Lionbridge of his right to consult with an attorney prior to executing this Agreement.

c.
Employee was further advised when he was presented with this Agreement on or before November 6, 2015, and that he had 21 days within which to consider the Agreement, until the close of business on November 27, 2015.

d.
Employee was also advised that he may revoke this Agreement within seven days after signing it, by delivering a signed notice of revocation by mail, overnight mail, fax, email, or hand delivery, to Lionbridge, attention: Michele Erwin, Michele.Erwin@lionbridge.com or 1050 Winter Street, Waltham, MA, within the seven day deadline.

5.	Confidentiality.

a.
All obligations and restrictive covenants as set forth in any existing employment agreement between Employee and the Company regarding the protection of the Company’s trade secrets, confidential information, works made for hire and inventions, as well as any agreements regarding the solicitation or hiring of employees or customers, including but not limited to the Business Protection Agreement or the like, shall remain in full force and effect notwithstanding this Agreement, including but not limited to, provisions and/or restrictions relating to trade secrets, confidential information, works made for hire and inventions, solicitation, hiring, Company property, etcetera.

b.
Other than as permitted in Section 4(c) above, the Employee shall not divulge or publish, directly or indirectly, any information whatsoever regarding the financial terms of this Agreement to any person or organization, other than the attorneys, accountants and/or financial advisors of the Company and the Employee, or as required by law.

c.
Nothing in this paragraph 5 shall bar Employee or Lionbridge from providing truthful testimony in any legal proceeding or in communicating with any governmental agency, or from making any other truthful disclosure required or authorized by law, including, if required, disclosure of this Agreement; provided, however, that in providing such testimony or making such disclosures or communications, the parties will use their best efforts to ensure that this paragraph 7 is complied with to the maximum extent possible.

6.	Representations and Governing Law.

a.
This Agreement represents a complete understanding between the parties, supersedes any and all other agreements and understandings, whether oral or written. Employee understands that his Change of Control Agreement and Indemnification Agreement terminate automatically as of the Effective Date. This Agreement may not be modified, altered or changed except upon written consent of both parties.

b.	This Agreement shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to the principles of conflicts of law thereof.

c.
Employee acknowledges that any breach of the obligations and covenants set forth in this Agreement would cause Lionbridge immediate and irreparable harm and, therefore, that Lionbridge shall be entitled to injunctive relief in addition to any other remedies Lionbridge may have at law or in equity.

d.
Employee represents that he has read the foregoing Agreement, fully understands the terms and conditions of such Agreement, and is voluntarily executing the same. In entering into this Agreement, Employee does not rely on any representation, promise or inducement made by Lionbridge, with the exception of the consideration described in this document.

e.
In the event that any provision in this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

f.	This Agreement may be executed in any number of counter-parts, each of which shall constitute an original, but which taken together shall constitute one instrument.

g.	Headings. Paragraph, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.
Effective Date. As set out in 4(d), Employee may revoke this Agreement for a period of seven (7) days following its execution, and the Agreement shall not become effective or enforceable until this revocation period has expired.

Executed this 6th day of November, 2015.

/S/ DONALD MUIR
Donald Muir

Lionbridge Technologies, Inc.

/S/ RORY J. COWAN
Rory J. Cowan
Title:	Chief Executive Officer